Exhibit 3.3

“Approved”

By the Extraordinary general meeting of

shareholders of JSC kaspi

Minutes No.1-18 dated April 02, 2018

ALTERATIONS AND ADDITIONS NO.2

TO THE ARTICLES OF ASSOCIATION OF

JOINT STOCK COMPANY Kaspi.kz

1. Clause 1.1. of the Articles of Association shall be amended to read as follows:

“1.1. Full name of the Company:

in Kazakh – Kaspi.kz	;

in Russian –	Kaspi.kz;

in English – Joint Stock Company Kaspi.kz.

Short name of the Company:

in Kazakh – Kaspi.kz	;

in Russian – AO Kaspi.kz;

in English – JSC Kaspi.kz”.

2. Clause 2.1. of the Articles of Association shall be amended to read as follows:

“2.1. Joint Stock Company Kazpi.kz (hereinafter referred to as the “Company”) is a legal entity and acts under the current legislation of the Republic of Kazakhstan and these Articles of Association”.

3. The Articles of Association shall be amended by adding the following clauses 4.10, 11.27, and 11.28:

“4.10. The Company has the Corporate governance code”.

“11.27. Corporate Secretary is an employee of the Company, not being a member of the Board of Directors or of the executive body of the Company, which is appointed by the Board of Directors of the Company and is accountable to the Board of Directors of the Company; within his/her/its competence he/she/it controls preparation and holding of the meetings of the General meeting of shareholders and of the Board of Directors of the Company, provides formation of materials on the agenda of the General meeting of shareholders for the meeting of the Board of Directors of the Company, controls provision of an access to them. Competence and activity of the Corporate Secretary are determined by the Company bylaws”.

“11.28. Corporate Secretary shall by the request of any member of the Board of Directors submit to him/her/it the minutes of the meeting of the Board of Directors and the decisions made by absentee vote for familiarization, and (or) issue to him/her/it extracts from the minutes or the decisions certified by a signature of the authorized person of the Company and by the Company’s seal”.

4. Clause 15.3 of the Articles of Association shall be amended to read as follows:

“15.3. Information affecting the shareholders’ interests, including financial statements, shall be brought to the notice of the shareholders by:

1)	Publication in Internet network at the site of financial statements depositary www.dfo.kz and (or) at the corporate site of the Company www.kaspiholding.kz;

2)	submission of the information by a personal written request of the shareholder”.

General Director of JSC Kaspi.kz

                                      /signed/ Yuriy Didenko

The Republic of Kazakhstan, Almaty

April two, two thousand and eighteen

I, Raushan Agydilovna Zhakupova, Notary of Almaty, duly authorized by State License No. 0000168 issued by the Ministry of Justice of the Republic of Kazakhstan on 10.08.1998, certify the authenticity of signature of a representative of Joint Stock Company Kaspi.kz represented by the General Director Yuriy Didenko, made in my presence.

Identity of a representative has been established, competence and powers have been verified, and a legal capacity of the legal entity has been verified.

Registered in the Register No.427

Duty imposed: KZT 2646

Notary: signed.

/Stamp: Raushan Agydilovna Zhakupova, Notary, License No. 0000168 issued by the Ministry of Justice of the Republic of Kazakhstan on 10.08.1998/

/Stamp: The Ministry of Justice of the Republic of Kazakhstan. Office of Justice of Bostandykskiy district. State reregistration of a legal entity is made on 04.04.2018. Certificate No. 2278-1410-01-AO. Date of initial registration: 17.10.2014. BIN 141040010463/

/Stamp: The Ministry of Justice of the Republic of Kazakhstan. Justice Department of Almaty. Office of Justice of Bostandykskiy district. Numbered, tied together and affixed a seal on                 pages. Date: 09.04.2018/

/Numbered and tied together on 2 (two) pages

Notary: signed/

/Stamp: Raushan Agydilovna Zhakupova, Notary, License No. 0000168 issued by the Ministry of Justice of the Republic of Kazakhstan on 10.08.1998/